Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY:

Medallion Financial Corp.
437 Madison Avenue
New York, New York 10022

Andrew M. Murstein, President	Public Relations
Larry D. Hall, CFO	Harry Zlokower/Dave Closs
1-212-328-2100	1-212-447-9292
1-877-MEDALLION

FOR IMMEDIATE RELEASE

MEDALLION FINANCIAL ANNOUNCES ACQUISITION OF MEDALLION LOAN PORTFOLIO OF OVER $10,000,000

NEW YORK, N.Y., June 25, 2012 — Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets announced that its wholly-owned subsidiary Medallion Bank has acquired a taxi medallion loan portfolio of over $10,000,000 from First National Bank of New York, the successor by merger to Madison Bank. The transaction is expected to be immediately accretive to earnings.

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Medallion Financial Announces Loan Portfolio Acquisition, page 2

Andrew Murstein, President of Medallion stated, “This is one of many medallion loan portfolios that we have acquired since our IPO sixteen years ago. We are very pleased with this transaction and it has been a pleasure to work with a first class organization like First National Bank of New York. We hope to continue to grow our medallion portfolio through a combination of internal growth, new market expansion, a potential new taxi medallion auction in New York city, as well as future acquisitions. We have grown our medallion portfolio over 10% per year since our IPO. The taxi industry remains resilient in this economy and continues to have high taxi fleet utilization, and high taxi ridership levels. In addition, the loan to value ratio of our entire medallion portfolio is under 40%.”

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $5 billion to its taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2011 Annual Report on Form 10-K.